                                                                   Exhibit 12(b)


                         Joseph E. Seagram & Sons, Inc.
                            and Subsidiary Companies
                Computation of Ratio of Earnings to Fixed Charges
                                   (millions)

                                                                                     Five-Month
                                                 Fiscal Years Ended June 30,         Transition       Fiscal Years Ended January 31,
                                             ------------------------------------   Period Ended      ----------------------------
       Description                             1999         1998            1997    June 30, 1996          1996          1995
---------------------                          ----         ----            ----    -------------          ----          ----


Income (loss) from continuing
    operations, before tax                   $ (17)         $  17         $ 122          $ (37)         $  82         $ 172

Add (deduct):
Dividends from equity companies                  1              2             1             --              3             1

Fixed charges                                  349            182           172             70            165           183

Interest capitalized, net of                    --             --            (1)            --             --            (1)
amortization
                                             -----          -----         -----          -----          -----         -----
Earnings available for fixed charges         $ 333          $ 201         $ 294          $  33          $ 250         $ 355
                                             =====          =====         =====          =====          =====         =====

Fixed charges:

Interest expense                             $ 339          $ 170         $ 159          $  65          $ 145         $ 163

Portion of rent expense deemed to
     represent interest factor                  10             12            13              5             20            20
                                             -----          -----         -----          -----          -----         -----
Fixed charges                                $ 349          $ 182         $ 172          $  70          $ 165         $ 183
                                             =====          =====         =====          =====          =====         =====

Ratio of earnings to fixed charges             (a)           1.10          1.71            (b)           1.52          1.94
                                             =====          =====         =====          =====          =====         =====


(a) Fixed charges exceeded earnings by $16 million for the year ended June 30, 1999.

(b) Fixed charges exceeded earnings by $37 million for the Transition Period ended June 30, 1996.

30